Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Xeris Pharmaceuticals, Inc. 2018 Stock Option and Incentive Plan, of our reports dated March 6, 2025, with respect to the consolidated financial statements of Xeris Biopharma Holdings, Inc. and the effectiveness of internal control over financial reporting of Xeris Biopharma Holdings, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2024, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Grand Rapids, Michigan
March 6, 2025